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                                                                   EXHIBIT 10.12


          Confidential treatment requested
          under the Freedom of Information
          Act and other indicated statutes
          by ICon CMT Corp.

          The portions for which
          confidentiality have been sought
          have been omitted and filed
          separately with the Securities
          and Exchange Commission and are
          identified by an asterisk(*).

                                                                    Confidential

                              MFS Datanet/ICon Net
                            Master Service Agreement
                                   Addendum #1

This Addendum #1 is made between MFS Datanet, Inc., a Delaware corporation with a principle place of business at 55 South Market Street, Suite 1250, San Jose, California 95113 ("MFSDN") and ICon International, Inc., Delaware corporation with a principle place of business at 420 Lexington Avenue, New York, New York 10170 ("Customer"), hereinafter collectively referred to as the "Parties."

                                    Recitals

WHEREAS, the Parties have entered into an agreement relative to the provision of data communication services by MFSDN to Customer known as the Master Service Agreement (the "Agreement"); and,

WHEREAS, MFSDN has agreed to provide Customer with certain services subject to the special terms and conditions set forth in this Addendum #1 (which, together with the terms of the Master Service Agreement, shall be hereinafter referred to as "this Agreement"),

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agrees as follows:

1.       Agreement Term

This Agreement shall commence upon execution by both Parties and continue in effect for a period of three (3) years. Notwithstanding the foregoing, the terms of this Agreement shall remain in effect as long as services are provided hereunder. The initial term of service for any service ordered hereunder will be as set forth in a Service Order placed pursuant to this Agreement.

2.       Service Description

MFSDN agrees to provide Customer with ATM services at speeds of up to 45 Mbps (megabits per second) in domestic US cities in which MFSDN has an established network node and operates a fiber optic network ("MFS Cities").

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3.       Pricing and Billing

Service pricing is on a per connection basis and has two components; a fixed connection charge of * per month (the "Minimum Monthly Charge") plus a usage charge based on actual traffic volumes, capped at a fixed monthly fee (the "Monthly Usage Charge").

Each month, a Monthly Usage Charge will be calculated for each city using both variable rates based on * and * The Monthly Usage Charge invoiced to Customer for any month will be capped at a fixed monthly charge (the "Usage Cap") * . Refer to * Table 1 below for variable usage rates. The Usage Cap for each * is shown in Table 2, Fixed Monthly Usage Caps.

Variable Charges - To calculate the variable usage charge * and then multiplied by the appropriate * charge. Charges for the * are then * to determine the total variable usage charge applicable to that month. A megabyte consists of * and billing is on a transmit basis.

Usage Cap - To calculate an aggregate sustained usage for any * , the total * will be divided by * . (If a billing month consists of thirty days, each with twenty-four hours; the * would be 2,592,000 seconds: 30 days in the month x 86,400 seconds/day.) The result of this * is the * . The range containing this number will be found in * of Table 2 and a resulting Usage Cap value determined. The Monthly Usage Charge actually billed to Customer will be the lesser of the variable usage charge or the applicable Usage Cap.

                                  Table 1
                     *    Chart -     *    Between     *
--------------------------------------------------------------------------------
     Lower Bound                 Upper Bound                           Rate
--------------------------------------------------------------------------------
                                       *


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                                     Table 2
                            Fixed Monthly Usage Caps

                                        *

Service provides for burst capability on the access circuit of * cells. VCI will be set to a * Mbps Sustained. *

The Parties agree that each will devote the technical resources necessary, and will work together in good faith, to develop a resolution to any technical challenge encountered in making the Customer's application work on the MFSDN network. It is, however, understood that Agreement rates are conditioned on certain cost assumptions and if the proposed solution to such technical challenge would require additional investment in equipment or network infrastructure resource beyond that currently contemplated, the Parties must mutually agree as to the course of action. Any such technical challenge which cannot be resolved to Customer's satisfaction shall be considered grounds for termination by Customer in accordance with paragraph 4 below.

Usage data will be collected for each Customer connection on a continuous basis and in approximately fifteen minute intervals. MFSDN will provide Customer with monthly reports which support usage billing under this Agreement.

The on-net installation charge for ATM service is * per port per city. Off-net installation is subject to quote at the time the order is placed. Unless otherwise agreed to

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by the parties and specified in a Service Order, the installation charge shall be the only Non-Recurring charge applicable to this service.

4.                Termination

Customer may, with written notice to MFSDN, terminate this Agreement if (a) Customer is unable, with reasonable effort and upon reasonable terms, to enter into peering agreements with all other Internet access provides; or, (b) Customer is unable, with reasonable effort and upon reasonable terms, to route traffic to any Internet user; or (c) MFSDN fails to meet the performance standards set forth in Paragraph 9 of the Agreement. In the event of termination for one of the foregoing reasons or the reason set forth in section 3 above, it is agreed that MFSDN service charges (excluding third party charges) will cease effective five days after the date of Customer's notification or the date Customer discontinues use of the service, whichever is later. In addition, either Party may, in its sole business judgment and with thirty (30) days prior written notice, terminate this Agreement at the expiration of the first year of the Term of this Agreement.

In the event Customer requests termination of this Agreement under this provision or the terms of Paragraph 2 or Paragraph 9 of this Agreement, Customer's sole liability shall be to pay to MFSDN all Non-Recurring charges specified in a Service Order placed hereunder and reasonably expended by MFSDN to establish service to the Customer; plus any third party disconnection, early cancellation or termination charges reasonably incurred by MFSDN as a result of Customer's request to terminate. Termination for any other reason shall be subject to the terms of Paragraph 12 of this Agreement.

5.                Amendments to Master Service Agreement Terms and Conditions

Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

"The Term of this Agreement shall be as set forth in the Service Order and shall extend thereafter until terminated by either Party upon no less than ninety (90) days' prior written notice. However, MFSDN may terminate this Agreement or suspend service hereunder at any time upon: (a) any failure of Customer to pay any undisputed amounts as provided in this Agreement; (b) any breach by Customer of any material provision of this Agreement continuing for thirty (30) days after receipt of notice thereof; (c) any insolvency, bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to Customer; or (d) any governmental prohibition or required alteration of services to be provided hereunder or any violation of an applicable law, rule or regulation by Customer. Customer may terminate this Agreement or suspend service hereunder at any time upon: (i) any breach by MFSDN of any material provision of this Agreement continuing for thirty (30) days after receipt of notice thereof; (ii) any insolvency, bankruptcy, assignment for the benefit of creditors, appointment of a trustee or receiver or similar event with respect to MFSDN; or (iii) any governmental prohibition or required alteration of services to be provided hereunder or

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any violation of an applicable law, rule or regulation by MFSDN. Any termination shall not relieve Customer of its obligation to pay any charges incurred hereunder prior to such termination or relieve MFSDN of its obligations accrued up to the time of termination. The Parties' rights and obligations which by their nature would extend beyond the termination, cancellation or expiration of this Agreement shall survive such termination, cancellation or expiration.

Paragraph 4 of the Agreement is amended by the addition of the following clause at the end of the current paragraph: "provided, however, that MFSDN shall provide Customer with written notice of delinquent payment and allow Customer ten (10) days from the date of such notice to bring its account current before the imposition of interest charges or termination of service."

Paragraph 6 of the Agreement is amended by inserting the words ", as soon as possible" at the end of the first sentence and adding the following additional sentence to the end of the current clause: "These labor rates apply to a service call for a problem that is not caused by a failure of MFSDN provided services. They do not apply to maintenance for the service being provided to Customer under this Agreement which is included in the monthly rate."

Paragraph 9 of the Agreement is amended by the deletion of subsection (iii) in the seventh line of the first paragraph.

Paragraph 10 of the Agreement is amended by deleting the current clause in its entirety and replacing it with the following:

"MFSDN's and Customer's entire liability for any claim, loss, damage or expense from any cause whatsoever shall in no event exceed sums actually paid to or payable to MFSDN by Customer for the specific service giving rise to the claim. Notwithstanding the foregoing and excepting liquidated damages paid by Customer for early termination as set forth in Section 4 of Addendum Number (1) or Paragraph 12 of the Master Service Agreement, neither MFSDN nor Customer shall be liable for any indirect, incidental, consequential, punitive or special damages. No action or proceeding against either Party shall be commenced more than one (1) year after service is rendered."

Paragraph 12 of the Agreement is amended by inserting the words "third party" after the word "any" in subsection 2) of this paragraph.

Paragraph 15 of the Agreement is amended by replacing the word "MFSDN" in the third line with the words "either Party", the word "MFSDN" in the fourth, fifth, and sixth lines with the words "that Party." In addition, the following additional paragraph is added to this clause:

"If, however, any assignment permitted under the proceeding sentence should cause the non-assigning Party reasonable concern that the assignee possesses insufficient financial

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resources to perform all the obligations hereunder, the assignee shall be required to deposit with the non-assigning Party an irrevocable unconditional letter of credit, or other acceptable form of security, in an amount sufficient to insure the obligations of the assignee."

Paragraph 19 of the Agreement is amended by inserting the words, "provided that such delay or failure does not extend for more than fifteen (15) days" at the end of the first sentence and by the insertion of the words ", up to fifteen
(15) days" at the end of the second sentence.

Paragraph 21 of the Agreement is amended by replacing the words "State of California" with "State of New York."

This Agreement is further amended by adding the following additional provision as a new Paragraph 23:

"The Usage Cap charges set forth herein represent a significant discount for MFSDN's standard fixed price charge for high speed ATM services. MFSDN agrees that if, during the term of this Agreement, it should announce a reduction in its published rates for these services for a term of service equal to or less than the remaining Term of this Agreement, it shall offer those rates to Customer on a going forward basis."

The Agreement is modified, altered, and changed only as set forth in this Addendum #1. In the event of any conflict, inconsistency, or incongruity between the provisions of this Addendum Number 1 and any provisions of the Master Service Agreement or Service Order for the services described herein, the provisions of this Addendum shall in all respects govern and control.

     MFSDN:                                                  Customer:

By:    /s/                                          By:    /s/ Scott A. Baxter
   -----------------------------                       -------------------------
Title:     Vice President                           Title:    President
      --------------------------                          ----------------------
Date:    6/29/95                                    Date:     June 21, 1995
     ---------------------------                         -----------------------

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